Exhibit 99.1

LECG Corporation CEO to Step Down

EMERYVILLE, CA, July 1, 2009 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, today announced that its CEO, Michael Jeffery, has notified the company of his intention to step down as CEO of LECG, effective at the annual meeting of stockholders. The board will determine the date of the annual meeting at its next meeting in late July.  Mr. Jeffery’s departure is in keeping with the Company’s original long-term plan and he will continue to serve as CEO during this period.

“On behalf of the Board and myself, I want to thank Michael for his outstanding contributions to the Company. LECG has benefitted greatly from Michael’s leadership as CEO over the past three years.  He has skillfully led and guided the Company during difficult market times, and has effectively met the recent macro economic challenges through decisive and efficient restructuring. We believe that Michael has positioned the Company to benefit from the many opportunities that will present themselves as the global economy rebounds,” said Garrett Bouton, Chairman of LECG’s Board of Directors.

About LECG

LECG, a global expert services and consulting firm, with approximately 750 experts and professionals in 30 offices around the world, provides independent expert testimony, financial advisory services, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice regarding complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants.

Investor Contact

Brooke Deterline

Investor Relations

415-775-1788

investor@lecg.com

SOURCE: LECG Corporation